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                                                                  Exhibit 10.11

October 30, 2000

Thomson Kernaghan & Co., Ltd.
365 Bay Street, 10th Floor
Toronto, Ontario M5H 2V2
Canada
Attn:  Mark Valentine

Dear Mark:

This letter will confirm our agreement that Thomson Kernaghan & Co., Ltd. ("TKCo") will purchase, or cause to be purchased, six convertible debentures (the "Debentures") of JagNotes.com Inc. (the "Company") aggregating $3,000,000, $500,000 of which was paid on Friday, October 20, 2000 and $2,500,000 of which will be purchased no later than the dates indicated in the following schedule (each a "Drawdown"):

     1.    $500,000 on November 3, 2000
     2.    $500,000 on November 10, 2000
     3.    $500,000 on November 17, 2000
     4.    $500,000 on November 24, 2000
     5.    $500,000 on December 1, 2000

The Debentures will be issued against receipt of the above amounts and will be substantially in the form attached. In addition, our outstanding $2.5 convertible debenture would be amended to provide for a similar conversion rate equal to the lesser of the stated formula or $.80 per share. The maturity date of the Debentures will be three years from the date of issuance.

The Debentures will have warrant coverage (the "Debenture Warrants") equal to 20% of the number of Shares issuable upon conversion of the Debentures. The Debenture Warrants will have an exercise price computed based upon the formula set forth in that certain Equity Line of Credit Agreement, dated as of June 14, 2000, between the Company and CALP II Limited Partnership (as amended).

In addition, the Company agrees to issue to TKCo or its designee an additional five-year stock purchase warrant for 3,000,000 Shares, exercisable at a price of $1.25 per Share. All warrants will be substantially in the form attached.

The Company will undertake to register the Shares issuable upon conversion of the Debentures and exercise of the Debenture Warrants on a Registration Statement on Form SB-2 within 45 calendar days following the Company's filing with the U.S. Securities



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Mark Valentine
October 30, 2000
Page -2-


and Exchange Commission of its 2000 Annual Report on Form 10-KSB, but in any case no earlier than 10 days following the last purchase of a Debenture.

The Company agrees to pay Thomson Kernaghan & Co., Ltd., as placement agent, $300,000, representing an aggregate of 10% of the gross proceeds received by the Company pursuant to the sale of the Debentures. The placement agent fee shall be paid in five (5) equal installments of $60,000, which amounts will be paid from the Drawdown funded by TKCo on each Drawdown date. TKCo shall indemnify and hold harmless the Company (and its directors, officers, employees and affiliates) from any loss, cost, expenses or damages (including reasonable attorneys fees and expenses) arising from, or in connection with, any claim (s) by The May Davis Group (or any of its directors, officers, employees or affiliates) that they are entitled to a fee or compensation of any kind in connection with the transaction contemplated by this agreement.

Please indicate your agreement with the above terms and conditions by signing this letter below and returning a fully executed copy to Thomas J. Mazzarisi by facsimile (561-447-8247) with the original to follow by overnight mail.

Very truly yours,

JAGNOTES.COM INC.


By: /s/ Thomas J. Mazzarisi
    ---------------------------------
    Name: Thomas J. Mazzarisi
    Title:   Executive Vice President

ACKNOWLEDGED, AGREED
AND ACCEPTED:

THOMSON KERNAGAN & CO., LTD.


By: /s/ Mark Valentine
    -----------------------
    Name: Mark Valentine
    Title: